American Mutual Fund 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

April 30, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$175,653
Class B	$3,256
Class C	$6,571
Class F1	$8,278
Class F2	$5,592
Total	$199,350
Class 529-A	$4,168
Class 529-B	$269
Class 529-C	$812
Class 529-E	$198
Class 529-F1	$221
Class R-1	$286
Class R-2	$1,438
Class R-3	$3,866
Class R-4	$2,820
Class R-5	$2,739
Class R-6	$12,609
Total	$29,426

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3270
Class B	$0.2282
Class C	$0.2252
Class F1	$0.3231
Class F2	$0.3533
Class 529-A	$0.3178
Class 529-B	$0.2133
Class 529-C	$0.2195
Class 529-E	$0.2823
Class 529-F1	$0.3452
Class R-1	$0.2273
Class R-2	$0.2231
Class R-3	$0.2845
Class R-4	$0.3209
Class R-5	$0.3578
Class R-6	$0.3645

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	541,642
Class B	13,211
Class C	29,872
Class F1	27,363
Class F2	17,380
Total	629,468
Class 529-A	13,897
Class 529-B	1,193
Class 529-C	3,931
Class 529-E	743
Class 529-F1	795
Class R-1	1,351
Class R-2	6,637
Class R-3	14,812
Class R-4	9,942
Class R-5	9,577
Class R-6	37,186
Total	100,064

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$27.20
Class B	$26.99
Class C	$26.92
Class F1	$27.12
Class F2	$27.20
Class 529-A	$27.16
Class 529-B	$27.06
Class 529-C	$27.05
Class 529-E	$27.08
Class 529-F1	$27.19
Class R-1	$27.00
Class R-2	$26.98
Class R-3	$27.05
Class R-4	$27.14
Class R-5	$27.21
Class R-6	$27.21